Exhibit 99.1

                              Company Overview

                                June 30, 2004

                           Union Bankshares, Inc.
                                  Amex: UNB

                               Company Profile

Union Bankshares, Inc. (UNB) is the corporate parent of Union Bank, which operates 12 branches and 29 ATM's throughout Northern Vermont and a loan production office in Littleton, New Hampshire. As the market leader in Lamoille County, Vermont, the Company derives its income principally from interest on loans and earnings on other investments.

Business Strategy
Union Bankshares promotes personal service and expertise within the communities it serves, and focuses on small to middle market business and residential customers. To leverage its local expertise, Union Bankshares continues to enhance its niche compatibilities and focuses on expanding to additional neighboring communities.

Community Citizen
Union Bankshares is committed to the communities it serves, and encourages employee participation in community events and charitable services. The Company scored an Outstanding rating on its most recent Community Reinvestment Act (CRA) examination, administered in June, 2004. The results of the FDIC examination commended Union Bank as a Small Business Administration (SBA) Preferred Lender, for its outstanding reputation for residential lending programs, and further acknowledged the Bank and its employees for contributions to a variety of community development initiatives.

Stock Information
Symbol:  UNB
Stock Exchange:  American Stock Exchange
UNB Closing Price on 6/30/04:  $23.30
Shares Issued and Outstanding on 6/30/04:  4,550,913
Market Capitalization at 6/30/04:  $106,036,273


Financial Highlights
(Dollars in thousands, except per share data.)


                        06/30/2004    06/30/2003    % Change
                        ----------    ----------    --------

Total Assets             $344,084      $335,954        2%
Total Deposits            286,991       284,267        1%
Net Loans                 263,076       258,313        2%
Stockholders' Equity       40,986        40,187        2%
Net Income                  2,579         2,418        7%

Earnings Per Share*          0.57          0.53        8%
Cash Dividend Per Share*     0.44          0.40       10%
Book Value Per Share*        9.00          8.84        2%


Union Bankshares - Overview Chart Data
($ in Millions)


        Total Assets    Net Income
        ------------    ----------

2000       294.812         2.246
2001       311.855         2.413
2002       333.328         2.252
2003       335.944         2.417
2004       344.084         2.579

                              Stock Performance

                                                 Total Return Performance
                                                       Period Ending
Index                         07/13/00   12/31/00   12/31/01   12/31/02   12/31/03   06/30/04

Union Bankshares, Inc.        100.00     112.98     161.39     180.52     300.89     269.77
NASDAQ - Composite Index      100.00      58.56      46.45      32.11      48.37      49.44
SNL $250M-$500M Bank Index    100.00     104.43     148.37     191.32     276.43     286.96

Source: SNL Financial LC, Charlottesville, VA (C) 2004

CASH DIVIDENDS PAID PER SHARE

2001*        $.071
2002*        $0.76
2003*        $0.82
2004+        $0.44

DIVIDEND YIELD
(Annualized based on period-end prices)

2001        4.56%
2002        4.61%
2003        3.10%
2004        3.78%    (YTD Div annualized/June '04 Close)

TOTAL RETURN
(Price return plus dividend income as of June 30, 2004)

1 Year    18.61%

STOCK PRICE PER SHARE

                 High       Low      Close    Dividend
                 ----       ---      -----    --------

3rd Qtr 2003*    $29.85    $19.63    $29.85     $0.20
4th Qtr 2003     $29.90    $24.60    $26.45     $0.22
1st Qtr 2004     $26.60    $24.81    $24.95     $0.22
2nd Qtr 2004     $25.00    $21.75    $23.30     $0.22

*   Adjusted for 3 for 2 stock split effective August 8th, 2003
+   Year-to-date as of June 30, 2004

Investment Attributes

* Our asset base of approximately $350 million provides us with the financial strength to successfully serve our marketplace

*     In August of 2003, we completed our fifth stock-split

*     Record earnings in 2003

* Listed as one of the top U.S. Bank Holding Companies with Highest 5-Year Return on Assets as of year-end 2003 by American Banker

*     Strong dividend history and return

*     In-house underwriting of loan portfolio

*     Serving a solid customer base with planned expansion

* Eight directors and officers beneficially own approximately 28% of the shares outstanding

* Named to 150 Best-Performing Publicly Traded Banking Companies in 2000 by American Banker

* Union Bank has been a U.S. SBA Preferred Lender since 1987 and actively participates with federal, state and local lending partners to ensure that the needs of small businesses are met in its market area.


For More Company Information
Please visit Union Bank's web site at www.unionbankvt.com

For further information, contact:
Kenneth D. Gibbons
President
Union Bankshares, Inc.
P.O. Box 667
Morrisville, VT  05661-0667
Phone: (802) 888-6600
Email: info@unionbankvt.com